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                                                                    EXHIBIT 10.2

                               OPTION TO PURCHASE

     THIS AGREEMENT made this 28th day of February, 2002, by and between Owner, MR\BK, LLC, (hereinafter "MR\BK"), 1850 Prairie Street, Prairie du Sac, Wisconsin 53578, and Option holder, United Wisconsin Grain Producers, LLC, (hereinafter "United Grain"), c/o Kevin M. Roche, N3432 County BB, Columbus, Wisconsin 53925.

     WHEREAS, MR\BK is the holder of an Option to purchase the parcels of real estate described on Exhibit I attached hereto, hereafter "the Property;";[sic] and

     WHEREAS, United Grain desires to obtain an Option to purchase at least thirty (30), but not more than fifty (50) acres of the Property;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, an Option payment as set forth below and Other Valuable Consideration, the receipt and adequacy of which is hereby acknowledged, MR\BK hereby grants to United Grain an exclusive Option to Purchase a portion of the Property on the following terms:

     1.   OPTION PAYMENTS:

          (A) An Option payment of Five Thousand Dollars ($5,000.00) covering the initial Option period; that is, through August 31, 2002, shall be paid at the execution of this Option to Purchase.

          (B) If this Option has not been exercised by August 31, 2002, commencing on September 1, 2002, this Option shall be extended for an additional period of twelve (12) months. Option payments during the extension period shall be $1,000.00 per month, due and payable on or before the first of each month of the extension period.

          (C) Upon exercise of this Option to Purchase, all Option payments shall be applied to the purchase price at closing.

          (D) Said Option payments shall not be refundable if this Option is not exercised.

     2. PURCHASE PRICE: All Option payments as set forth above shall be applicable toward the purchase price. Said

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purchase price shall be the sum of Twenty-Five Thousand and no/100 Dollars
($25,000.00) per acre. Said purchase price of $25,000.00/acre applies to those parcels to be purchase subject to this Option to Purchase as described on
Exhibit I attached hereto.

     3. OPTION REAL ESTATE: The real estate subject to this Option to Purchase is generally described on Exhibit I. United Grain agrees that it shall purchase at least thirty (30), but not more than fifty (50) acres of the Property. The actual description of the real estate to be conveyed pursuant to the terms of this Option shall be surveyed at United Grain's expense prior to exercise of the Option by United Grain. Portions of the Property not included in the surveyed description of the real estate to be conveyed to United Grain shall no longer be subject to this Option. United Grain shall release any Option rights it may have in said property at the request of MR\BK..[sic]

     4. EXERCISE OF OPTION: United Grain shall have the right to exercise this Option to Purchase on the terms set forth herein on or before midnight, September 1, 2002 (initial Option term). This Option to Purchase may be extended until midnight, September 1, 2003, upon payment of additional Option payments of $1,000.00 per month as set forth at Paragraph 1(B) above.

     5. NOTICE OF ELECTION TO EXERCISE; FORM OF NOTICE: United Grain shall exercise its Option to Purchase by submitting its election to exercise on Form WB-13 "Vacant Land Offer to Purchase", a copy of which is attached and incorporated herein by this reference. The Offer submitted by United Grain shall incorporate the terms and conditions of this Option, including the surveyed description of the real estate to be purchased. The completed Offer shall then be tendered to MR\BK at the address set forth below:

                     OWNER:
                     MR\BK, LLC
                     1850 Prairie Street
                     Prairie du Sac, Wisconsin  53578

          Failure to comply with the terms and conditions set forth in this paragraph within the time limit stated above may result in this Option being declared null and void, all monies paid forfeit, and all rights hereunder terminated.

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     6.   EVIDENCE OF TITLE: Within sixty (60) days after delivery of the notice described in Paragraph 5 above, MR\BK shall, at MR\BK's sole expense, provide United Grain with a commitment of Title Insurance showing merchantable title in the name of MR\BK, LLC. United Grain shall have fifteen (15) days thereafter to examine title and make any objections to the merchantability of title to MR\BK, in writing, or they shall be deemed waived. If the title commitment discloses any title defects, MR\BK shall attempt to resolve the objections of United grain [sic] or the title defects as soon as reasonably possible. In the event MR\BK is unable to resolve the objections of United Grain or the disclosed title defects, United Grain shall have the option of either declaring this Option null and void or accepting title to the Property as disclosed by the title commitment.

     7. ADDITIONAL PROVISIONS PRIOR TO CLOSING: The following conditions shall apply to this Option to Purchase:

          (A) United Grain has the right to do soil boreings and any other testing it deems necessary and United Grain shall have a right to enter on the real estate subject to this Option to Purchase for said purposes. United Grain agrees that it will be responsible for any damage done to the present Tenant's crops or plantings and that United Grain shall coordinate any testing of the Property with the present Tenant to minimize damage to Tenant's crops or plantings. United Grain shall have the responsibility to return the property to its prior condition following such soil boreings or other testing.

          (B) The consummation of the transaction contemplated by this Option and ultimate conveyance of the Property to United Grain shall be contingent on the parties to this Option, along with the Village of Arlington, entering into various agreement(s) suitable to the parties and the Village of Arlington regarding the disposition and/or allocation of monies made available to the parties by the Village of Arlington through the Village's TIF district.

     8. CLOSING: Closing shall take place within twenty days of acceptance of condition of title by United Grain.

     9. CONVEYANCE: MR\BK shall be responsible for payment of the transfer fee and conveyance shall be Warranty Deed showing no exceptions in warranty except the standard exceptions generally contained in Schedule B Section II of a Title Insurance Commitment.

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     10.  PRORATIONS: Taxes and special assessments for the year of purchase shall be prorated to the date of closing, based upon the taxes for the previous year, unless current year's taxes are known.

     11. ASSIGNMENT: This Agreement shall not be assigned by either party without the prior express written consent of the other party.

     12. SURRENDER OF RIGHTS: Should United Grain fail to exercise the Option rights provided hereunder within the time herein specified, all rights and privileges granted hereunder shall be completely surrendered and deemed void, and this Option terminated. At the request of MR\BK, United Grains shall execute a release of its rights hereunder in recordable form as to the Property, or any portion thereof.

          If United Grain refuses or fails to execute the release described herein, the parties hereto agree that MR\BK may cause this document to be recorded, at its sole option. In the event this Agreement is recorded, all rights and privileges granted United Grain herein shall be extinguished and the Option granted United Grain hereunder shall terminate.

     13. BREACH OF OWNER: Failure of MR\BK to cooperate or otherwise perform pursuant to the terms of this Option shall constitute a breach of this agreement and all monies paid by United Grain to MR\BK shall be returned to United Grain on demand or United Grain may initiate a legal action for specific performance.

     14. RIGHT TO RECORD AFFIDAVIT: Either party shall have the right to record and affidavit giving notice of the existence of this Option to Purchase in the office of the Register of Deeds of Columbia County, Wisconsin.

     15. MODIFICATIONS TO THIS AGREEMENT: Any changes to this Option to Purchase shall be in writing and signed by both parties in order to be of legal affect as a modification to this document.

     16. BINDING AGREEMENT: This Option to Purchase shall be binding upon the parties thereto, their heirs, personal representatives, successors and assigns.

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     17.  DISPUTE RESOLUTION: This Agreement shall be interpreted under the laws of the State of Wisconsin and any disputes regarding this Agreement shall be decided in the Courts of Columbia County, Wisconsin, unless otherwise specifically agreed to by the parties.

          IN WITNESS WHEREOF, we have executed this Option on the date set forth below.

                                    MR/BK, LLC
                                    By:

         Dated: 2/28/02                   /s/ Michael S. Rapp
                                    --------------------------------------------


                                    UNITED WISCONSIN GRAIN PRODUCERS, LLC
                                    By:

         Dated: 2/28/02                   /s/ Kevin Roche, Pres.
                                    --------------------------------------------

AUTHENTICATION

     Signatures of Kevin Roche and Michael S. Rapp authenticated this 28 day of February, 2002.

                                          /s/ Rick M. Koeck
                                    --------------------------------------------
                                    Rick M. Koeck
                                    MEMBER STATE BAR OF WISCONSIN

          This Agreement drafted by, and after recording, should be returned to:

                             Attorney Rick M. Koeck
                        CARLSON KOECK KIRK & BRUNI, Ltd.
                      P.O. Box 9, Prairie du Sac, WI 53578
                                  608.643.2456

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                                    EXHIBIT I

                               OPTION TO PURCHASE
                                Dated 2-28, 2002

OWNER:         MR/BK, LLC
OPTIONHOLDER:  UNITED WISCONSIN GRAIN PRODUCERS, LLC
--------------------------------------------------------------------------------

LEGAL DESCRIPTION:

The following described parcels located in the Town of Arlington and the City of Arlington, Columbia County, Wisconsin.

PARCEL 1:

Parcel 1 contains approximately 35 acres and consists of Lots K, L, O and P of the Preliminary Plat Map dated 12/11/01 prepared by Fagen Engineering, LLC, a copy of which is attached hereto and made a part hereof.

PARCEL 2:

Parcel 2 contains approximately 18 acres and consists of Lots M and Q of the Preliminary Plat Map dated 12/11/01 prepared by Fagen Engineering, LLC, a copy of which is attached hereto and made a part hereof.

PARCEL 3:

Parcel 3 contains approximately 3 acres and is more particularly described as follows:

     Starting at point 200 feet East of the Southwest corner of Lot O of the Preliminary Map dated 12/11/01 prepared by Fagen Engineering, LLC, a copy of which is attached hereto and made a part hereof; thence 200 feet West thence Southerly along the Westerly boundary of said parcel to the railroad right-of-way; thence Southeasterly along said railroad right-of-way 100 feet; thence Northerly to the point of beginning; subject to the following:

To be adjusted to the engineering requirements for the construction of a railroad switch and spur, and further subject to a final professional survey and description.

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PARCEL 4:

Parcel 4 contains approximately 9.94 acres and is more particularly described as Lot 1 of Arlington Prairie Industrial Plat, Phase One.

TAX PARCEL NOS:  To be determined

PLANT SITE LOCATION

     The plant will be located as shown on attached map. Final location will be determined by soil tests and engineering work. Both parties agree to locate the plant as far South and to use the minimum amount of acres as possible.

                                    MR\BK, LLC
                                    By:

Dated: 2-28-02                          /s/ Michael S. Rapp
                                    -----------------------------------


                                    United Wisconsin Grain Producers, LLC
                                    By:

Dated: 2-28-02                           /s/ Kevin Roche
                                    --------------------------------------------

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